August 11, 2014

United Airlines, Inc.
233 South Wacker Drive
Chicago, Illinois 60606

Re:           United Airlines, Inc. Series 2014-2 Pass Through Certificates

Ladies and Gentlemen:

We have acted as counsel to Wilmington Trust, National Association, a national banking association (in its individual capacity, “Wilmington Trust”, and in its capacity as Trustee under each Original Pass Through Trust Agreement referred to below, the “Trustee”), in connection with the transactions contemplated by a Pass Through Trust Agreement, dated as of October 3, 2012, between Wilmington Trust, as Trustee, and United Airlines, Inc. (“United”) (the “Basic Agreement”), as supplemented by two Trust Supplements (No. 2014-2A-O and 2014-2B-O), each dated as of the date hereof (each, an “Original Trust Supplement”, together with the Basic Agreement, as so supplemented, the “Original Pass Through Trust Agreements”), including the issuance of the pass through certificates pursuant to the Original Pass Through Trust Agreements (the “Certificates”).  This opinion is furnished pursuant to your request.

We have examined executed counterparts of the following documents:

(a)	the Original Pass Through Trust Agreements;

(b)
(1) The Registration Statement on Form S-3 (Registration No. 333-181014), filed by United and United Continental Holdings, Inc. under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), with the Securities and Exchange Commission on April 27, 2012, including the exhibits thereto and the documents filed by United with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, that are incorporated by reference therein and also including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430B under the Securities Act (the “Registration Statement”), (2) the basic prospectus dated April 27, 2012, related to pass through certificates included in the Registration Statement, (3) the preliminary prospectus supplement of United dated July 28, 2014, relating to the Certificates in the form filed pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference

United Airlines, Inc.
August 11, 2014

therein, and (4) the final prospectus supplement of United dated July 28, 2014, relating to the Certificates in the form filed pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein (the “Final Prospectus Supplement”); and

(c)	the Certificates (with attached “Escrow Receipts”, as defined in the Original Pass Through Trust Agreements) issued on the date hereof in definitive form.

We have also examined originals or copies of such other documents and such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein as we have deemed necessary or appropriate for the purposes of this opinion.  Moreover, as to certain facts material to the opinions expressed herein, we have relied upon the representations and warranties contained in the documents referred to in this paragraph.

Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion Wilmington Trust, solely in its capacity as Trustee, has duly authorized, issued, executed and delivered the Certificates to the holders thereof pursuant to the terms and provisions of the Original Pass Through Trust Agreements; the Certificates are duly authorized, legal, valid and binding obligations of the applicable Trustee, not in its individual capacity but solely as such Trustee, enforceable against the applicable Trustee, not in its individual capacity but solely as such Trustee, in accordance with their terms and the terms of the related Original Pass Through Trust Agreement and are entitled to the benefits of the related Original Pass Through Trust Agreement.

The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

A.           We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinions are limited to the laws of the State of Delaware and the federal laws of the United States of America governing the banking and trust powers of Wilmington Trust (except that we express no opinion with respect to (i) federal securities laws, including, without limitation, the Securities Act of 1933, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, or (ii) state securities or blue sky laws).

B.           The foregoing opinions regarding enforceability are subject to (i) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, fraudulent conveyance and similar laws relating to or affecting the rights and remedies of creditors generally, or (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

United Airlines, Inc.
August 11, 2014

C.           We have assumed the due authorization, execution and delivery by United of the Basic Agreement and each Original Trust Supplement and that United has the full power, authority and legal right to execute, deliver and perform each such document.

D.           We have assumed that all signatures (other than those of Wilmington Trust in its individual capacity, or as Trustee, as the case may be) on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

E.           We have not participated in the preparation of any offering materials with respect to the Certificates and assume no responsibility for their contents.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we further consent to the use of our name under the captions “Certain Delaware Taxes” and “Legal Matters” in the Final Prospectus Supplement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                Very truly yours,

                /s/ Morris James LLP

LCL/pab